Exhibit 99.1

Press Release
September 11, 2012
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Provides Third Quarter 2012 Earnings Guidance and Announces Third Quarter Cash Dividend

FORT WAYNE, INDIANA, September 11, 2012 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today provided third quarter earnings guidance in the range of $0.01 to $0.05 per diluted share, largely reflecting charges related to the company’s recent refinancing, which were initially mentioned in the company’s August 16, 2012 press release, and anticipated impairment charges.  More specifically, these estimated results include the following anticipated items:

•                  Charges related to third quarter refinancing activities of approximately $27 million, or $0.07 per diluted share, primarily associated with prepayment fees.  These transactions extended the company’s overall debt maturity profile while reducing annual interest expense by an estimated $10 million; and

•                  Impairment charges of between $5 million and $9 million, or $0.01 to $0.02 per diluted share, related to the decision to terminate two small joint ventures.

Before charges related to the refinancing and asset impairments, third quarter 2012 estimated results would have been in the range of $0.09 to $0.14 per diluted share, lower than the $0.20 per diluted share reported for the second quarter 2012, and lower than the $0.19 per diluted share reported for prior year’s third quarter.  The combination of global economic and political uncertainty continuing to impact customer confidence, and special-bar-quality customer inventory destocking for realignment of inventory throughout the supply chain, is expected to result in decreased steel shipments in the third quarter, specifically within the company’s sheet and special-bar-quality operations.

Metals recycling financial results are expected to improve for the third quarter as compared to the sequential quarter even with decreased shipments, as metal spreads improved mid-quarter.  Despite continued weak demand from non-residential construction markets, the company’s fabrication operations are expected to show improvement in bottom line profitability for the third quarter when compared to the sequential quarter, as continued progress is made concerning cost compression and market position.

Dividends

The company’s board of directors has declared a quarterly cash dividend of $0.10 per common share.  The dividend is payable to shareholders of record at the close of business on September 30, 2012, and is payable on or about October 12, 2012.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.0 billion in 2011, over 6,500 employees, and manufacturing facilities primarily located throughout the United States (including five steel mills, six steel processing facilities, two iron production facilities, over 70 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of a prolonged or deepening recession on industrial demand; (2) changes in economic conditions, either generally or in any of the steel or scrap-consuming sectors which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, and other steel-consuming industries; (3) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (4) the impact of domestic and foreign import price competition; (5) risks and uncertainties involving product and/or technology development; and (6) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500